Exhibit 99.1
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
Victoria McDonald
Senior Manager, Corporate Communications
408-542-4261
investor.relations@Finisar.com
Finisar Corporation Announces Reverse Stock Split
SUNNYVALE, Calif.—(Market Wire)—September 10, 2009—Finisar Corporation (NASDAQ: FNSR), a global technology leader for fiber optic subsystems and components for communication applications, today announced that its Board of Directors has approved a 1-for-8 reverse split of its common stock, pursuant to previously obtained stockholder authorization. The reverse stock split will be effective at 4:30 pm, Eastern Time, on Friday, September 25, 2009. Finisar’s common stock will begin trading on NASDAQ on a split adjusted basis when the market opens on September 28, 2009, under the temporary trading symbol “FNSRD.” The trading symbol will revert to “FNSR” after approximately twenty trading days.
With the recent completion of exchange offers on August 6, 2009 in which the Company exchanged $47.5 million aggregate principal amount of its outstanding convertible notes for a combination of 28.3 million shares of common stock and $24.9 million in cash, Finisar now has approximately 515 million shares outstanding. The number of shares currently outstanding reflects in part a 3 for 1 stock split in March 2000 and the issuance of approximately 230 million shares of common stock in connection with 10 acquisitions which the Company has completed since its initial public offering in 1999. Approximately 195 million of those shares were issued in connection with the acquisitions of the Infineon fiber optics business in January 2005 and the Optium merger in August 2008.
Finisar’s reverse stock split is intended to encourage investor interest in its stock by giving more visibility to earnings per share as a measure of company performance. The Company also believes that a higher share price could broaden Finisar’s appeal to investors, in addition to reducing per share transaction fees and certain administrative costs.
The reverse split will reduce the number of shares of the Company’s common stock outstanding from approximately 515 million to approximately 64 million. Proportional adjustments will be made to Finisar’s outstanding stock options and other equity incentive awards, equity compensation plans and convertible notes. The number of authorized shares of common stock will not change.
INFORMATION FOR STOCKHOLDERS
Upon the effectiveness of the reverse stock split, each eight shares of issued and outstanding common stock will be converted into one share of Finisar common stock. Registered holders of Finisar common stock will receive a letter of transmittal shortly after the effective date with instructions for the exchange of their old stock certificates for new, post-split certificates. American Stock Transfer and Trust Company will act as the exchange agent and can be

Finisar Announces Reverse Stock Split

contacted at (800) 937-5449. Stockholders with shares in brokerage accounts will be contacted by their brokers with instructions.
Finisar will not issue fractional shares as a result of the reverse stock split. Stockholders will receive a cash payment for fractional shares based on the closing sales price of the new common stock immediately following the effective date.
More information on Finisar’s reverse stock split will be available beginning September 15 in our “Reverse Stock Split FAQs” on the investor page at www.finisar.com.
ABOUT FINISAR
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems components that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.
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